Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                         SAMARITAN PHARMACEUTICALS, INC.
                            RESTATED AS LAST AMENDED
                                November 1, 2007

                  FIRST. The name of the corporation is:

                         Samaritan Pharmaceuticals, Inc.

                  SECOND. Its registered office in the State of Nevada is located at 101 Convention Center Dr. Suite 310 Las Vegas Nevada 89109, that this Corporation may maintain an office, or offices, in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors, or by the By-Laws of said Corporation, and that this Corporation may conduct all Corporation business of every kind and nature, including the holding of all meetings of Directors and Stockholders, outside the State of Nevada as well as within the State of Nevada.

                  THIRD. The objects for which this Corporation is formed are:
To engage in any lawful activity, including, but not limited to the following:

                           (A) Shall have such rights, privileges and powers as
may be conferred upon corporations by any existing law.

                           (B) May at any time exercise such rights, privileges
and powers, when not inconsistent with the purposes and objects for which this corporation is organized.

                           (C) Shall have power to have succession by its
corporate name for the period limited in its certificate or articles of incorporation, and when no period is limited, perpetually, or until dissolved and its affairs would up according to law.

                           (D) Shall have the power to effect litigation in its
own behalf and interest in any court of law.

                           (E) Shall have power to make contracts.

                           (F) Shall have power to hold, purchase and convey
real and personal estate and mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Nevada, or in any other state, territory or country.

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                           (G) Shall have power to appoint such officers and
agents as the affairs of the corporation shall require, and to allow them suitable compensation.

                           (H) Shall have power to make By-Laws not inconsistent
with the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its stockholders.

                           (I) Shall have power to dissolve itself.

                           (J) Shall have power to adopt and use a common seal
or stamp, and alter the same. The use of a seal or stamp by the corporation on any corporate documents is not necessary. The corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way affect the legality of the document.

                           (K) Shall have power to borrow money and contract
debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences in indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful object.

                           (L) Shall have power to guarantee, purchase, hold,
sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by, any other corporation or corporations of the State of Nevada, or any other state or government, and, while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.

                           (M) Shall have power to purchase, hold, sell and
transfer shares of its own capital stock and use therefore, its capital, capital surplus, surplus, or other property or fund.

                           (N) Shall have power to conduct business, have one or
more offices, and hold, purchase mortgage and convey real and personal property in the State of Nevada, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and foreign countries.

                           (O) Shall have power to do all and everything
necessary and proper for the accomplishment of the objects enumerated in its certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation, and, in general to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects set forth in the certificate or articles of incorporation of the corporation, or any amendment thereof.

                           (P) Shall have power to make donations for the public
welfare or for charitable scientific or educational purposes.

                           (Q) Shall have power to enter into partnerships,
general or limited, or joint ventures in connection with any lawful activities.

                  FOURTH. The aggregate number of shares the corporation shall have authority to issue shall be two hundred fifty million (250,000,000) shares of common stock, par value one mill ($.001) per share, each share of common stock having equal rights and preferences, voting privileges and preferences.

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         The corporation is authorized to issue five million (5,000,000) shares, of "preferred stock," $0.001 par value. The relative rights, preferences and limitations of such preferred stock shall be determined by resolution of the Board in its sole discretion, and by filing a certificate pursuant to applicable law. The Board shall have the sole authority to issue shares of such preferred stock to whomever and for whatever purposes it deems appropriate. The Board is expressly authorized to divide such preferred shares into separate series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series. Each share of each series preferred stock shall have the same relative rights as, and be identical in all respects with, all the other shares of the same series. Among other things, the Board may designate the following variations among any of the various series of preferred stock without further action of the stockholders of the Company:

                  (A) the distinctive series designation and the number of shares constituting such series;

                  (B) the dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

                  (C) the voting powers, full or limited, if any, of shares of such series;

                  (D) whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

                  (E) the amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Company;

                  (F) whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

                  (G) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the association and, if so, conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                  (H) the price or other consideration for which the shares of such series shall be issued; and

                  (I) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of series preferred stock and whether such shares may be reissued as shares of the same or any other series of series preferred stock.

                  (J) dividends on outstanding shares of preferred stock shall be paid and set apart for payment before any dividends shall be paid or set apart for payment on the common stock with respect to the dividend period. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets available for distribution to the holders of outstanding shares of preferred stock of all series shall be insufficient to pay such holders, the full preferential amount to which such holders are entitled, then such assets shall be distributed ratably among the shares of all series, if any, of preferred stock in accordance with their respective preferential amounts payable with respect thereto.

                  FIFTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this Corporation, providing that the number of directors shall not be reduced to less than one (1).

                  SIXTH. The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

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                  SEVENTH. The name and office address of the Incorporator
signing the Articles of Incorporation is as follows:

                  EIGHTH. The resident agent for this corporation shall be:

                  NINTH. The corporation is to have perpetual existence.

                  TENTH. In furtherance and not in limitation of the powers conferred by statue, the Board of Directors is expressly authorized:

                  Subject to the By-Laws, if any, adopted by the Stockholders, to make, alter or amend the By-Laws of the Corporation.

                  To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this Corporation.

                  By resolution passed by a majority of the whole Board, to designate one (1) or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in the resolution, or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee or committees shall have such name, or names as may be stated in the By-Laws of the Corporation, or as may determined from time to time by resolution adopted by the Board of Directors.

                  When and as authorized by the affirmative vote of the Stockholders holding stock entitling them to exercise at least a majority of the voting power given at a Stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions as its Board of Directors deems expedient and for the best interests of the Corporation.

                  ELEVENTH. No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

                  TWELFTH. No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided however, that the foregoing provision shall not eliminate or limit the liability or a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or Modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts of omissions prior to such repeal or modification.

                  THIRTEENTH. This Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.